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                                                                     EXHIBIT 8.1

                [LETTERHEAD OF ALSTON & BIRD LLP APPEARS HERE]


                               November 13, 1997

National Data Corporation
National Data Corporation Plaza
1564 N.E. Expressway
Atlanta, Georgia 30329-2010

          Re:  Agreement and Plan of Merger by and Between National Data
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               Corporation, Dunkirk, Inc., and Source Informatics Inc.
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Ladies and Gentlemen:

          We have acted as counsel to National Data Corporation ("NDC"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of Dunkirk, Inc., a wholly-owned subsidiary of NDC ("Sub"), with and into Source Informatics Inc. ("Source"), a corporation organized and existing under the laws of the State of Delaware, with Source as the surviving corporation (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Merger by and between NDC, Sub, and Source dated as of August 20, 1997, as amended as of November 7, 1997 (the "Agreement"). In our capacity as counsel to NDC, our opinion has been requested with respect to the accuracy of the material under the heading "Certain Federal Income Tax Consequences" in the registration statement on Form S-4 filed by NDC with the Securities and Exchange Commission under the Securities Act of 1933, as amended on September 19, 1997, amended on October 29, 1997, and further amended as of the date hereof (the "Registration Statement").

          In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have examined such documents as we have deemed appropriate, including the Agreement and the Registration Statement. In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.
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          We have participated in the preparation of the material under the heading "Certain Federal Income Tax Consequences" of the Registration Statement and, assuming the Merger will be consummated in accordance with the terms of the Agreement and will be valid under applicable Delaware law, we are of the opinion that the federal income tax treatment described under such heading of the Registration Statement is accurate in all material respects.

          The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined. Our opinion cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, this opinion is furnished only to you, is solely for your use in connection with the Registration Statement, and is limited to the specific matters covered hereby.

          We hereby consent to the use of this opinion and to the references made to the firm under the heading "Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement.


                              Very truly yours,

                              ALSTON & BIRD


                              By: /s/ Pinney L. Allen
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                                 Pinney L. Allen

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